March 7, 2006

Mr. Jason Mudrick
Contrarian Capital Management, LLC
411 West Putnam Avenue, Suite 225
Greenwich, CT 06830

Dear Mr. Mudrick,

I have reviewed your letter of March 2, 2006 and your previous letters which have been publicly disclosed by you.

I think it important to state clearly and unequivocally that your interests in enhancing shareholder value are absolutely aligned with those of the Board of Directors and management of Integrated Alarm Services Group, Inc. (“IASG”).

As you know, IASG has engaged Allen & Company (“Allen”), a nationally recognized and respected investment bank to assist IASG’s Board of Directors in the analysis and implementation of strategic options to enhance shareholder value. I have attached hereto a copy of the press release disseminated on December 29, 2005 which more fully describes the Allen engagement.

In your letter, you stated “….that a strategic sale of the Company at a premium to market is the only viable way to maximize shareholder value”. Perhaps. However, management and the Board of Directors strongly believe that it is in the best interests of all of IASG’s shareholders to allow Allen to complete its review and present its recommendations to a committee of the Board comprised of all of the independent directors of the Company, which can then, and only then, reach a thoughtful conclusion regarding what steps are in the best interests of all of IASG’s shareholders. We have not placed any limitations on Allen’s review nor has the Board of Directors or management prejudged the advisability of any options. The Company’s independent directors will reach a conclusion based on the best interests of all of the Company’s shareholders, rather than the interests of shareholders who seek a quick, short-term gain at the expense of long-term appreciation.

As regards discussions with potential strategic buyers, you should understand that until our strategic review has been completed, and in the absence of any bona fide proposal to IASG’s Board of Directors, the Board, together with management, will continue to focus on the business challenges of significantly improving IASG’s operating performance. We believe the best interests of all of the Company’s shareholders are served accordingly.

Your letters contain a number of factual inaccuracies and we do not believe that a public exchange of letters is either productive or in the best interests of IASG’s shareholders. Moreover, the uncertainty your letters cause have adversely affected our relations with our customers, suppliers and employees, all to the detriment of IASG’s shareholders. Please be assured that IASG’s Board of Directors is fully cognizant of its fiduciary duties to all of IASG’s shareholders and that any implications to the contrary are unjustified. Furthermore, the purchases of common stock of IASG by various insiders, which you referred to in your letter, complied fully with the Company’s Insider Trading Policy and applicable law, and were reported to the SEC on Form 4 in a timely manner. Your insinuations to the contrary are malicious and spurious.

This letter has been reviewed and approved by the Board of Directors.

Sincerely,

/s/ Timothy M. McGinn

Timothy M. McGinn
Chairman of the Board & CEO

IASG Retains Allen & Company to Assist in Review of Strategic Options

ALBANY, N.Y. - December 29, 2005 - Integrated Alarm Services Group, Inc. (NASDAQ: IASG) a total solution provider to independent security alarm dealers, announced today that it has engaged Allen & Company to assist IASG’s management and Board of Directors in exploring strategic options that may enhance shareholder value. Such strategies may include, but are not limited to, acquisitions, strategic joint ventures, recapitalizations, mergers, divestitures and/or share repurchases. The Company will evaluate the alternatives and pursue those it believes are in the best interest of IASG and its shareholders. At this time, there can be no assurance that this strategic analysis will result in any transaction(s).

The Company does not intend to make any further announcements regarding its exploration of strategic options unless and until the process is terminated or it executes a definitive agreement relating to a transaction.

About IASG

Integrated Alarm Services Group provides total integrated solutions to independent security alarm dealers located throughout the United States to assist them in serving the residential and commercial security alarm market. IASG's services include alarm contract financing including the purchase of dealer alarm contracts for its own portfolio and providing loans to dealers collateralized by alarm contracts. IASG, with 5,000 independent dealer relationships, is also the largest wholesale provider of alarm contract monitoring and servicing. For more information about IASG please visit our web site at http://www.iasg.us.

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of IASG’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. You should not rely on forward-looking statements because IASG’s actual results may differ materially from those indicated by these forward looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and regulations effecting our company and business, and other risks and uncertainties discussed under the heading “Risks Related to our Business” in IASG’s Form 10-K report for the period ending December 31, 2004 as filed with the Securities and Exchange Commission on June 13, 2005, and other reports IASG files from time to time with the Securities and Exchange Commission. IASG does not intend to and undertakes no duty to update the information contained in this press release.

CONTACT:
Integrated Alarm Services Group, Inc.
Investor Relations:
Joseph L. Reinhart
518 426-1515

2